CONTRACT OWNER:

CONTRACT NUMBER:

PARTICIPANT:

CERTIFICATE NUMBER:

ANNUITY COMMENCEMENT DATE:

ISSUE DATE:

We have issued a group annuity contract to the Contract Owner. This certificate is evidence of your coverage under the group annuity contract. You became a participant under that contract when we first received purchase payments on your behalf.

In this certificate, we will summarize the principal provisions of the group annuity contract. This certificate is not an insurance contract. It does not amend, extend or change the coverage under the group annuity contract.

All rights and benefits are determined solely by that contract and its terms. You may examine the group annuity contract at a place designated by the Contract Owner.



Secretary                                                    President


                                    Registrar




                   GROUP DEFERRED VARIABLE ANNUITY CERTIFICATE
                                    ALLOCATED
                PROVISION FOR FIXED AND VARIABLE ANNUITY PAYMENTS

           ALL PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE, WHEN
            BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT


95-9338                                                      Minnesota Mutual  1

DEFINITIONS
--------------------------------------------------------------------------------

When we use the following words, this is what we mean:

THE PARTICIPANT, YOU, YOUR

The person named as the proposed participant in the application for participation.

WE, OUR, US

The Minnesota Mutual Life Insurance Company.

ANNUITANT

The person who may receive lifetime benefits under this certificate. Joint annuitants will be considered a single entity.

BENEFICIARY

The person, persons or entity designated to receive death benefits payable under this certificate.

PARTICIPATION YEAR

A period of one year starting on the first day of the month in which we first receive purchase payments on your behalf, or on an anniversary of that date.

PURCHASE PAYMENTS

Amounts paid to us for credit to your participant account, as consideration for the benefits provided by the group annuity contract.

DEFERRED COMPENSATION

A program of retirement savings.

PLAN

A deferred compensation plan established by the Contract Owner and funded by the contract under which this certificate is issued. No obligation under the plan is assumed by us, nor shall the plan or any amendment thereto be construed to amend or modify the contract in any way except with our express written consent.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

ACCUMULATION VALUE

The sum of your values in the separate account. It is composed of your interest in one or more sub-accounts of the separate account. Your interest in the sub-accounts shall be valued separately. The total of those values will be the separate account accumulation value.

WITHDRAWAL VALUE

The value of your participant account which is available for withdrawal. This value equals the


95-9338                                                       Minnesota Mutual 2

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accumulation value, subject to the deferred sales charge during the first six participation years. However, if withdrawals during the first calendar year are equal to or less than 10% of the purchase payments made during the first year of participation and, if in subsequent calendar years they are equal to or less than 10% of the accumulation value at the end of the previous calendar year, the charge will not apply. If withdrawals in any calendar year exceed that amount, the deferred sales charge will apply to the excess.

SEPARATE ACCOUNT

A separate investment account titled Minnesota Mutual Group Variable Annuity Account. This separate account was established by us for this class of contract under Minnesota law. The separate account is composed of several sub-accounts. The assets of the separate account are ours. Those assets are not subject to claims arising out of any other business of ours.

WRITTEN REQUEST

A request in writing signed by you. We may also require that this certificate be sent in with your written request.

ANNUITY PAYMENTS

Payments made at regular intervals to you or to any other payee. Annuity payments will be due and payable only on the first day of a calendar month.




FIXED ANNUITY

An annuity with equal payments which remain fixed during the payment period.

VARIABLE ANNUITY

An annuity payable from the separate account with payments which increase or decrease in amount to reflect the investment experience of the separate account and its sub-accounts.

AGE

Age of a person at nearest birthday.


PURCHASE PAYMENTS
--------------------------------------------------------------------------------

WHERE DO YOU MAKE PURCHASE PAYMENTS?

All purchase payments must be made to us, by the Contract Owner, at our home office.

HOW OFTEN DO YOU MAKE PURCHASE PAYMENTS?

You may make purchase payments as agreed upon between you and the Contract
Owner.

MAY YOU STOP MAKING PURCHASE PAYMENTS?

Yes. You may stop making purchase payments at anytime. You may begin again at anytime before annuity payments start unless you have taken a lump sum benefit payment of your entire account.

WHAT DEDUCTIONS ARE MADE FROM PURCHASE PAYMENTS?

There are usually no deductions made from the purchase payments. However, we do reserve the right to make a deduction from purchase payments for state premium taxes, where applicable.



95-9338                                                       Minnesota Mutual 3

HOW ARE PURCHASE PAYMENTS ALLOCATED?

They are allocated to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. Later, you may change your allocation for future purchase payments by giving us written or telephone notice. Applications received without allocation instructions will be treated as incomplete.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into several sub-accounts. Purchase payments may be applied to one or more of the sub-accounts. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. Purchase payments are invested in the funds at their net asset value. The net asset value per share for each fund is determined by adding the current value of securities and all other assets held by such fund, subtracting liabilities, and dividing the remainder by the number of shares outstanding.

If investment in a fund should no longer be possible or if we determine it becomes inappropriate for contracts of this class, we may substitute another fund. Substitution may be with respect to existing accumulation values, future purchase payments and future annuity payments.

MAY WE MAKE CHANGES TO THE SEPARATE ACCOUNT?

Yes. We reserve the right to transfer assets of the separate account to another separate account. The transfer will be of assets associated with this class of contracts, as determined by us. If this type of transfer is made, the term "separate account," as used in this contract, shall then mean the separate account to which the assets were transferred.

We reserve the right, when permitted by law, to:

(a)  de-register the separate account under the Investment Company Act of 1940;

(b) restrict or eliminate voting rights of Contract Owners or other persons who have voting rights as to the separate account; and

(c)  combine the separate account with one or more other separate accounts.


CONTRACT CHARGES
--------------------------------------------------------------------------------

ARE THERE CHARGES UNDER THIS CONTRACT?

Yes. There may be a deferred sales charge. Also, there are certain charges which are made directly to the separate account.

WHAT IS THE DEFERRED SALES CHARGE?

The deferred sales charge is the charge made on withdrawals during your first six participation years. The amount withdrawn plus any deferred sales charge is deducted from the accumulation value. In the separate account, accumulation units will be canceled of a value equal to the charge and the withdrawal.


95-9338                                                       Minnesota Mutual 4

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WHAT IS THE AMOUNT OF THE DEFERRED SALES CHARGE?

The charge is indicated in the table shown below. These percentages decrease uniformly by .083% for each of the first 72 months of participation.

            End of
      Participation Year        Charge
      ------------------        ------
     (Participation Date)        6.0%
               1                 5.0%
               2                 4.0%
               3                 3.0%
               4                 2.0%
               5                 1.0%
               6                  0%

In no event will the amount of deferred sales charge exceed 9% of the total purchase payments made on your behalf.

WHAT CHARGES ARE ASSOCIATED WITH THE SEPARATE ACCOUNT?

There are three charges associated with the separate account. They are the mortality risk charge, the expense risk charge and the administrative charge. These charges are deducted on each valuation date from the assets of the separate account. On an annual basis, they may be as much as 1.65% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK CHARGE?

This is a charge to compensate us for the mortality guarantees we make under the contract. Actual mortality results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it shall not exceed .60% of the net asset value of the separate account.

WHAT IS THE EXPENSE RISK CHARGE?

This charge compensates us for the guarantee that the deductions provided in this contract will be sufficient to cover our actual expenses. Actual expense results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it shall not exceed .65% of the net asset value of the separate account.

WHAT IS THE ADMINISTRATIVE CHARGE?

The administrative charge is to compensate us for the administrative expenses incurred by us. On an annual basis, it shall not exceed .40% of the net asset value of the separate account.


VALUATION
--------------------------------------------------------------------------------

HOW IS YOUR ACCUMULATION VALUE DETERMINED?

The separate account value will include all sub-accounts of the separate account. For each sub-account of the separate account, it is equal to the number of accumulation units held on your behalf multiplied by the accumulation unit value.

WHAT IS AN ACCUMULATION UNIT AND HOW IS ITS VALUE DETERMINED?

An accumulation unit is a measure of your interest in each sub-account of the separate account. The number of accumulation units credited with respect to each purchase payment is determined by dividing the portion of the purchase payment allocated to each sub-account by the then current accumulation unit value for that sub-account. This determination is made as of the valuation date coincident with or next following the date on which we receive your purchase payment at our home office. Once determined, the number of accumulation


95-9338                                                       Minnesota Mutual 5

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units will not be affected by changes in the accumulation unit value.  However, the total number of accumulation units will be affected by future contract transactions. In addition, the units of each sub-account will be increased by subsequent purchase payments and transfers to that sub-account. The units of each sub-account will be decreased by transfers or withdrawals from that sub-account and any applicable deferred sales charge.

The accumulation unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-account of the separate account. The value of an accumulation unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges associated with the separate account at a rate of no more than 1.65% per annum.

The gross investment rate is equal to:

(a) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(b) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(c) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

HOW IS THE ANNUITY UNIT VALUE DETERMINED?

The value of an annuity unit for a sub-account is determined monthly as of the first day of the month. The value is equal to the annuity unit value for that sub-account as of the first day of the preceding month multiplied by the product of (a) .996338; and (b) the sub-account investment factor. This investment factor is the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the preceding month divided by the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that value on the first day of the next month.


WITHDRAWAL BENEFITS
--------------------------------------------------------------------------------

MAY I WITHDRAW FUNDS FROM MY ACCOUNT?

Yes. However, withdrawals may be made only for the purpose of providing benefit payments in accordance with the provisions of the plan and contract; or such other circumstances as may be agreed to by us and the Contract Owner. All withdrawals will be on a first in, first out (FIFO) basis.

MAY I WITHDRAW FUNDS FROM MY ACCOUNT FOR TRANSFER TO OTHER OPTIONS AVAILABLE IN THE PLAN?

Yes. Amounts withdrawn from the sub-accounts of the separate account are not limited. Such withdrawals may be taken once per year or in 12 monthly installments.


95-9338                                                       Minnesota Mutual 6

WHAT AMOUNT IS AVAILABLE FOR WITHDRAWAL?

The amount available for withdrawal shall be the accumulation value less any applicable deferred sales charge. If withdrawals during the first calendar year of participation year are equal to or less than 10% of the total purchase payments made on your behalf, the charge shall not apply. In subsequent calendar years, there will be no charge for withdrawals equal to or less than 10% of your prior calendar year end accumulation value. If withdrawals in any calendar year exceed 10% of that accumulation value, the deferred sales charge will apply to the excess.


TRANSFER PROVISIONS
--------------------------------------------------------------------------------

WHAT IS A TRANSFER?

A transfer is a reallocation of funds within this contract. It may be between the sub-accounts of the separate account.

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THE CONTRACT?

Yes. Transfers may be made by your written request. For transfers from the sub-accounts of the separate account we will make the transfer on the basis of the sub-account accumulation unit value on the valuation date coincident with or next following the day we receive the request at our home office.

DO ANY RESTRICTIONS APPLY?

No. Transfers from the sub-accounts of the separate account are not limited as to amount or frequency.

All transfers shall be on a first in, first out (FIFO) basis.


AMOUNT PAYABLE AT DEATH
--------------------------------------------------------------------------------

WHAT AMOUNT IS PAYABLE AT DEATH?

If you die before annuity payments have started, the death benefit shall be equal to the greater of: (1) the accumulation value, determined as of the valuation date coincident with or next following the day due proof of death is received by us; or (2) the total of purchase payments received by us on your behalf, less any prior withdrawals.

If the annuitant dies after annuity payments have started, we will pay whatever amount may be called for by the terms of the annuity payment option selected. The remaining interest in the contract must be distributed at least as rapidly as under the option in effect at the annuitant's death.

TO WHOM WILL WE PAY THOSE BENEFITS?

When we receive due proof of death, satisfactory to us, we will pay the amount payable at death under this contract to the beneficiary or beneficiaries.

HOW WILL THE AMOUNT PAYABLE AT DEATH BE PAID?

We will pay that amount in a single sum unless another form of settlement has been requested and agreed to by us. All payments by us are payable at our home office. Proof of any claim under this contract must be submitted in writing to us at our home office.

WHEN WILL WE PAY DEATH BENEFITS?

We will pay death benefits in a single sum to the designated beneficiary, unless the



95-9338                                                       Minnesota Mutual 7

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beneficiary has elected an annuity payment option.  Payment will be made within seven days after we receive due proof of death of the participant.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE YOU?

If a beneficiary dies before you, that beneficiary's interest in the participant account ends with that beneficiary's death. Only those beneficiaries who survive you will be eligible to share in the accumulation value. If no beneficiary survives you, we will pay the accumulation value to the executors or administrators of your estate.

CAN YOU CHANGE THE BENEFICIARY?

Yes. You, or the annuitant if annuity payments have begun, can file a written request with us to change the beneficiary.

A written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date the request was signed. However, if you or the annuitant die before the request has been recorded, the request will not be effective as to those death proceeds we have paid before the request was recorded in our home office records.


ANNUITY PROVISIONS
--------------------------------------------------------------------------------

WHEN DO ANNUITY PAYMENTS BEGIN?

You must notify us or the Contract Owner in writing that annuity payments are to be made, when these payments are to begin, and what annuity form and option has been selected. This notice must be accompanied by a verification signed by the plan administrator which states that the elected form of benefit distribution satisfies the terms of the plan. We must receive this notice at least 30 days in advance of the date annuity payments are to begin. Annuity payments are made on the first day of the month. Once annuity payments commence, you may not change the annuity payment option or cancel future annuity payments to receive a lump sum.

WHAT VALUE IS AVAILABLE TO BE APPLIED TO PROVIDE ANNUITY PAYMENTS?

When an annuity is to begin, we use your accumulation value to provide an annuity under the options selected. We require that each monthly annuity payment be at least $20. If the first monthly annuity payment would be less than $20, we reserve the right to pay you the accumulation value in a lump sum in lieu of all other rights under this contract. The requirement that the first monthly payment be at least $20 shall be imposed separately for the portion payable as a fixed annuity and for the portion payable as a variable annuity under each of the sub-accounts of the separate account.

MAY WE REQUIRE INFORMATION BEFORE MAKING ANNUITY PAYMENTS?

Yes. We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant before payments begin.

IF YOU MAKE NO ELECTION, WHEN DOES THE ANNUITY BEGIN?

If you do not elect another date, annuity payments will begin on the later of the April 1st of the calendar year following the calendar year in which you attain age 70 1/2 , or the April 1st of the calendar year following the calendar year in which you retire.


95-9338                                                       Minnesota Mutual 8

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IF YOU FAIL TO ELECT AN ANNUITY OPTION, IS THERE AN OPTION UNDER WHICH ANNUITY
PAYMENTS WILL BE MADE?

Yes. If you do not elect an annuity payment option, we will make monthly payments on the basis of a life annuity with period certain of 120 months.

IF YOU FAIL TO ELECT AN ANNUITY FORM, IS THERE A FORM UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?

Yes. Separate account accumulation units will be applied to provide a variable annuity.

WHAT ANNUITY PAYMENT OPTIONS ARE AVAILABLE?

Both fixed and variable annuity payments are available under the following options:

Option 1 - Life Annuity - annuity payments payable monthly for the lifetime of the annuitant, ending with the last payment due prior to the annuitant's death.

Option 2 - Life Annuity with a Period Certain - annuity payments payable monthly for the lifetime of the annuitant; provided, if the annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the beneficiary.

The period certain may be for 120 months; 180 months; or for 240 months.

Option 3 - Joint and Last Survivor Annuity - annuity payments payable monthly for the joint lifetimes of the annuitant and a designated joint annuitant. The payments end with the last payment due before the survivor's death.

Option 4 - Fixed Period Annuity - annuity payments payable monthly for a fixed period of from five to twenty years. If the annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the beneficiary.

ARE OTHER ANNUITY PAYMENT OPTIONS AVAILABLE?

Yes. Other options may be available. They will be as agreed upon between you and us.

MAY THE BENEFICIARY RECEIVE A LUMP SUM PAYMENT INSTEAD OF THE REMAINING ANNUITY PAYMENTS?

Yes. The beneficiary may elect to have the present value of the remaining payments paid in a lump sum. This right exists under Options 2 and 4.

The lump sum payment will be the commuted value of the remaining payments. It will be based on the then current dollar amount of one payment, using the same interest rate which served as a basis for the annuity.

HOW IS THE AMOUNT OF A FIXED ANNUITY PAYMENT DETERMINED?

We have included tables of guaranteed annuity rates in the group annuity contract. Those rates are guaranteed for your use as long as you are a participant.

HOW IS THE AMOUNT OF A VARIABLE ANNUITY PAYMENT DETERMINED?

The method for determining the first and subsequent variable annuity payments is described in the group annuity contract. We guarantee that the mortality assumptions and method of determining payments will be guaranteed for as long as you are a participant.


95-9338                                                       Minnesota Mutual 9

WILL THESE RATES ALWAYS BE USED?

No. If, when you elect your annuity option, we are using annuity rates for this class of contract which are more favorable than the guaranteed rates, we will use the more favorable rates.

ARE TRANSFERS PERMITTED DURING THE ANNUITY PERIOD?

Yes. Amounts held as annuity reserves for a variable annuity may be transferred among the sub-accounts during the annuity period. Amounts held as annuity reserves for a variable annuity may also be transferred to provide a fixed annuity. Transfers must be made by written request and received by us at least 30 days in advance of the due date of the annuity payment subject to the request. The annuitant and joint annuitant, if any, must make such an election. Transfers of annuity reserves from any sub-account must be at least equal to: 1) $5,000; or 2) the entire amount of reserve remaining in that sub-account. In addition, annuity payments must have been in effect for at least 12 months before a change may be made. Such transfers are allowed only once every 12 months. Once fixed annuity payments begin, reserves may not be transferred back to provide a variable annuity.

MUST AN ANNUITY PAYMENT OPTION BE ELECTED?

No. You may elect a lump sum payment of accumulation value in lieu of the application of accumulation value to provide annuity payments. We must receive your written request at least 30 days prior to the annuity commencement date. After such lump sum settlement has been made, you shall have no further rights under this contract.


TERMINATION PROVISIONS
--------------------------------------------------------------------------------

WHO CAN TERMINATE THE CONTRACT?

The group annuity contract may be terminated by us or by the Contract Owner. We may terminate the contract only if we need to amend the contract and the Contract Owner does not consent to such amendment.

WHAT HAPPENS IF THE CONTRACT TERMINATES?

Suspension of purchase payments or termination of the contract will have no effect on you if annuity payments have begun. Otherwise, your accumulation values will continue to be maintained under the contract until: (a) withdrawn to provide benefits; (b) applied to provide annuity payments; or (c) transferred to the Contract Owner in accordance with the provisions of the group annuity contract.


GENERAL PROVISIONS
--------------------------------------------------------------------------------

CAN THE CONTRACT BE MODIFIED?

Yes. It may be modified by written agreement between us and the Contract Owner. No such modification shall adversely affect your rights unless the modification is made to comply with a law or government regulation. No change or waiver of any of the provisions of the contract will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of the contract.

WILL YOU RECEIVE DIVIDENDS?


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

Each year we will determine if this contract will share in our divisible surplus. We call your share a dividend. Dividends, if received, will be credited as determined by us.

HOW WILL YOU KNOW THE VALUE OF YOUR PARTICIPANT ACCOUNT?

Before annuity payments commence, at least annually, you will receive a report. This report will summarize transactions for the period covered by the report. It will show the current accumulation value and the current separate account accumulation unit values. The report will be as of a date within two months of its mailing.

WHAT IF A PERSON'S AGE IS MISSTATED?

If a person's age has been misstated, the amount payable under the contract as an annuity will be that amount which would have been paid based upon the person's correct age. In the case of an overpayment, we may either deduct the required amount from that person's future annuity payments; or, require the person to pay us in cash; or both may be done until we are repaid. In the case of an underpayment, we will pay the required amount with the next payment.

CAN YOU ASSIGN YOUR PARTICIPANT ACCOUNT?

No. Your accumulation value may not be assigned, sold, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose. To the maximum extent permitted by law, your accumulation value and any benefits payable under the contract shall be exempt from the claims of your creditors.

MAY YOU BE ASKED TO PROVIDE US WITH ADDITIONAL INFORMATION?

Yes. You must provide any other information we need to administer the contract and your participant account. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.


95-9338                                                      Minnesota Mutual 11